Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Second Quarter 2008 Results and Revises Full Year 2008 Outlook

Company Reports Second Quarter 2008 Net Sales of $22.9 million and Net Loss per Diluted Common Share of $(0.14) in Seasonally Slow Second Quarter
Due Largely to Greater Than Expected Returns of Higher-Priced Promotional Kits.

Company Cites Success of 2008 New Products Initiatives and Continued Strength of Existing Franchises; Though Slower Than Expected Promotional Retail Sales.

Company Reports Strong First Half Cash Provided by Operating Activities of $16 million, an Increase of 162% Year-Over-Year

AZUSA, CA (August 11, 2008) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three and six months ended June 30, 2008.

Net sales for the second quarter of 2008 were $22.9 million, an increase of 3.6% from $22.1 million for the same period in 2007. Net loss per diluted common share for the second quarter of 2008 was $(0.14) on approximately 14.1 million diluted common shares and included a $0.03 per share non-cash charge for stock-based compensation, net of tax. For the second quarter of 2007, net loss per diluted common share was $(0.04), and included a $0.02 per share non-cash charge for stock-based compensation, net of tax, and $0.03 per share of secondary offering costs, net of tax.

The results for the second quarter of 2008 included a provision for anticipated returns in the second half of the year, especially relating to large kit programs, with an estimated impact on gross margin of $2.9 million. The Company attributes this unusually high level of returns in part to increased weakening consumer demand for higher-priced promotional kits.

Ingrid Jackel stated, “Our 2008 promotional strategy focused on higher-priced promotional kits that have worked very well for us in the past. Given consumers’ increasing price sensitivity, the sell-through on these higher-priced kits programs this year is lower than anticipated and we are already taking steps to revert to smaller and more traditional promotional events for 2009 which will enable us to minimize promotional returns as we have done historically.”

Net sales for the first six months of 2008 were $65.5 million, an increase of 13.3% from $57.8 million for the same period in 2007. Net income per diluted common share for the first six months of 2008 was $0.21 on approximately 14.6 million diluted common shares and included a $0.05 per share non-cash charge for stock-based compensation, net of tax.  For the first six months of 2007, net income per diluted common share was $0.26, and included a $0.05 per share non-cash charge for stock-based compensation, net of tax, and $0.04 per share of secondary offering costs, net of tax.

The Company also noted that for the first six months of 2008, cash provided by operating activities was $16.0 million, an increase of $9.9 million, or 162.3%, compared to $6.1 million for the first six months of 2007. The Company used its increased cash flow to repay indebtedness under its revolving credit facility. As of June 30, 2008, the Company had no outstanding indebtedness under its revolving credit facility.

Ms. Jackel commented, “Having achieved 13.3% growth in net sales for the first half of 2008, we are generally satisfied with our business performance. Our three major new product initiatives have contributed to our 8% overall market share gain, with our new Mineral Wear® extensions solidifying our ranking despite numerous competitive entries in the mineral makeup category. The rejuvenation of our eye makeup category translated into a very positive turn around of this business segment due to the success of the 2008 new eye makeup items such as Shimmer Strips Custom Eye Enhancing Shadows & Liners .”

Ms. Jackel concluded, “Our third major initiative, the launch of Organic wear®, has been well received by the Trade and has achieved our distribution goals. As the first complete line of natural cosmetics introduced into mass channels, Organic wear® is still in the very beginning stage of the product’s lifecycle requiring continued consumer education in an especially tough environment. We continue to view Organic wear® as one of our strongest growth platforms for the next few years and are already taking steps to broaden the line and refine our marketing message in 2009. We are confident that sales will grow as more consumers learn about the benefits of cosmetics products made from natural ingredients and that use eco-conscious packaging.”

For U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, our approximate share of the masstige market, as we define it, was 8.1% for the 52 weeks ended July 12, 2008, or a gain of 8% when compared to 7.5% for the same period in the prior year.

The Company believes the ACNielsen data for the 24 weeks ended July 12, 2008, at this stage best reflects the impact of the three 2008 new product initiatives on the brand and its core franchises since the new initiatives were implemented starting the first quarter of 2008. The following update is based on the 24-week period:

•
Mineral Wear® remained the #2 ranked mineral masstige franchise due in part to the success of  new product introductions such as Mineral Wear® Illuminating Veil™ and ranked #1 in mineral masstige face powders.

•
Physicians Formula’s retail sales in the eye makeup category experienced significant growth compared to a decline in the prior year period. The positive turn-around of the eye makeup segment is largely due to the performance of the new eye makeup introductions such as Shimmer Strips Custom Eye Enhancing Shadows & Liners that ranked #3 of all new masstige eye shadow and #6 of all masstige eye shadow.

•
Organic wear® has become the #2 ranked new masstige face makeup franchise and ranked #1 in face powders and bronzers among new products launched in the masstige market for the 24 weeks ended July 12, 2008.

We define the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L’Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart and Canada. In addition, ACNielsen data is based on sampling methodology, and extrapolation from those samples, which means that estimates based on that data may not be precise. Our estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market in which we operate, as well as management's knowledge and experience in the market in which we operate.

Outlook

Due to weaker demand for higher-priced promotional kits, the Company is revising its full year 2008 net sales outlook to between $120 million and $123 million, representing an increase between 8% and 10% over 2007.  In addition, due to the aforementioned items, the Company is revising its net income per diluted common share of between $0.52 and $0.57, based on 14.9 million diluted common shares, which included an $0.11 per diluted common share non-cash charge for stock based compensation, net of tax. Net income per diluted common share was $0.60 in 2007, which included a $0.13 per diluted common share non-cash charge for stock-based compensation, net of tax.

The Company’s previous 2008 outlook estimated net sales to be in the range of $123 million and $125 million and net income per diluted common share to be in the range of $0.65 and $0.69, based on 14.9 million diluted common shares.

The Company noted its business continues to be subject to seasonal variation with a strong “sell-in” period for its new products during the first and fourth quarters, as well as the focus on “sell-through” during the second and third quarters.

Conference Call

The conference call is scheduled to begin at 2:00 pm Pacific Time on Monday, August 11, 2008.  Participants may access the call by dialing 800-762-8779 (domestic) or 480-629-9031 (international).  In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks.  A telephone replay will be available through Monday, August 25, 2008.  To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 3901974.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 27,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Kroger.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

NET SALES	$22,876	$22,102	$65,537	$57,825
COST OF SALES	12,320	9,920	31,265	25,023
GROSS PROFIT	10,556	12,182	34,272	32,802
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,625	12,458	28,502	25,567
(LOSS) INCOME FROM OPERATIONS	(3,069)	(276)	5,770	7,235
INTEREST EXPENSE-NET	225	312	583	716
OTHER EXPENSE (INCOME)	19	(49)	106	(54)
(LOSS) INCOME BEFORE INCOME TAXES	(3,313)	(539)	5,081	6,573
(BENEFIT) PROVISION FOR INCOME TAXES	(1,330)	(16)	2,045	2,794
NET (LOSS) INCOME	$(1,983)	$(523)	$3,036	$3,779

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.14)	$(0.04)	$0.22	$0.27
Diluted	$(0.14)	$(0.04)	$0.21	$0.26

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,096,227	13,927,055	14,096,015	13,896,890
Diluted	14,096,227	13,927,055	14,599,127	14,549,682

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars in thousands, except share data)

	June 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,499	$-
Accounts receivable, net of allowance for bad debts of $261 and $436	20,021	33,421
Inventories	29,501	31,648
Prepaid expenses and other current assets	1,899	1,781
Income tax receivables	899	-
Deferred income taxes—net	6,108	7,364
Total current assets	61,927	74,214
PROPERTY AND EQUIPMENT—Net	4,110	4,070
OTHER ASSETS—Net	1,113	1,174
INTANGIBLE ASSETS—Net	53,664	54,546
GOODWILL	17,463	17,463
TOTAL	$138,277	$151,467

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,563	$13,043
Accrued expenses	1,681	2,134
Trade allowances	6,620	5,001
Sales returns reserve	9,256	10,396
Current portion of long-term debt	2,813	3,000
Income taxes payable	-	3,125
Line of credit borrowings	-	10,168
Total current liabilities	31,933	46,867

DEFERRED COMPENSATION	794	829
DEFERRED INCOME TAXES—Net	19,790	20,821
LONG-TERM DEBT	9,000	10,500

COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDERS' EQUITY:
Series A preferred stock, $.01 par value—10,000,000 shares authorized, no shares issued and outstanding at June 30, 2008 and December 31, 2007	-	-
Common stock, $.01 par value—50,000,000 shares authorized, 14,096,227 and 14,095,727 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	141	141
Additional paid-in capital	60,447	59,173
Retained earnings	16,172	13,136
Total stockholders' equity	76,760	72,450
TOTAL	$138,277	$151,467

(FACE/F)

Contact:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100